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                                                                EXHIBIT 23(d)(8)


                             [Kent Funds Letterhead]


             , 2000


Joseph T. Keating
President
Lyon Street Asset Management Company
111 Lyon Street, NW
Grand Rapids, Michigan 49503

Re:      Investment Advisory Agreement

Dear Mr. Keating:

The Kent Funds ("Fund") hereby requests, pursuant to paragraph 1(b) of the First Amendment to Investment Advisory Agreement dated May 2, 1991 ("Agreement") between the Fund and Old Kent Bank and Trust Company (whose obligations have been assumed by Lyon Street Asset Management Company), that Lyon Street Asset Management Company perform for the following additional portfolios of the Fund the services described in the Agreement. The compensation to be paid by each portfolio of the Fund to Lyon Street Asset Management Company for its service is as set forth below:



                                                                   Compensation - Annual Fee
                                                                   As a Percentage of Average
     Portfolio                                                     Daily Net Assets
     ---------                                                     --------------------------

     Kent Science and Technology Fund                                             0.70%
     Kent Canterbury Fund                                                         0.70%
     Kent Cascade Fund                                                            0.70%



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Lyon Street Asset Management Company
______________, 2000
Page 2



Please acknowledge your consent to the above by signing and returning this letter to the Fund.

Sincerely,

THE KENT FUNDS



By:
         James F. Duca
         President



Agreed to and accepted:


LYON STREET ASSET MANAGEMENT COMPANY



By:
Name:  Joseph T. Keating
Title: President
Date: